For the semi-annual period ended June 30, 2005.
File number 811-03336
Jennison Blend Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment

Strategic Partners Equity Fund, Inc.

Prospectus and Statement of Additional Information dated
February 25, 2004

Supplement dated March 7, 2005


	The Board of Directors of Strategic Partners Equity Fund,
Inc. (the Fund) recently approved a reallocation of the Fund's assets and approved a change in the Fund's name.

       Effective on or about March 15, 2005, Jennison Associates LLC will serve as investment adviser with respect to all of the assets of the Fund. Previously Salomon Brothers Asset Management and GE Asset Management each served as investment advisers with respect to approximately 25% of the Fund's assets, and Jennison Associates LLC served as investment adviser with respect to approximately 50% of the Fund's assets.

       Effective on or about March 15, 2005, the name of the Fund will change to Jennison Blend Fund, Inc.































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